Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (This “Agreement”), is made on December 31, 2023, by and between Beyebe AI Technology Inc. (the “LENDER”) and Transit Pro Tech Inc (the “BORROWER”).  BORROWER and LENDER shall collectively be known herein as “the Parties”.

1.	TERMS:

1.1	Loan Amount. Subject to the terms and conditions hereof, the LENDER agrees to make a Credit Loan to the BORROWER in an aggregate principal amount not to exceed $1,000,000 USD (Credit Line) within the Effective Period from the effective date of this agreement.

1.2	Effective Period: 36 months from the execution date.

1.3	Promise to pay. Borrower promises to pay the LENDER when due pursuant to the terms hereof, the aggregate unpaid principal amount of all loans, advances and other extensions of credit made severally by the LENDER to BORROWER, together with interest on the unpaid principal amount of such loans, advances and other extensions of credit at the interest rates set forth herein.

1.4	Borrowing. When the BORROWER desires the Loan within the credit line, the BORROWER needs to notify the LENDER with borrowing amount, and the LENDER will lend the borrowing amount to the BORROWER in 5 working days upon receiving loan request from the BORROWER.

1.5	Interest. The Credit Loan shall accrue interest in arrears from the date made until the Credit Loan is fully repaid at a fixed per annum rate of interest equal to 7.50%. All computations of interest and fees calculated on a per annum basis shall be made by the BORROWER on the basis of a 360-day year, consisting of twelve 30-day months.

1.6	Payments of Principal and Interest. The BORROWER shall pay to the LENDER the principal and interest at the end of each year.

1.7	Prepayments. Borrower can voluntarily prepay, Borrower shall pay to the LENDER a sum equal to all outstanding principal plus accrued interest with respect to the such Credit Loan calculated up to the day the Borrower make this prepayment.

1.8	Late Fees. If the LENDER does not receive the payment within 5 days after its due date, the BORROWER shall pay to the LENDER a late fee equal to 0.1% of the amount of such unpaid payment daily.

2.	Integration.

This Agreement, sets forth the entire agreement between the Parties with regard to the subject matter hereof.  All prior agreements, representations and warranties, express or implied, oral or written, with respect to the subject matter hereof, are superseded by this agreement.  This is an integrated agreement.

3.	Severability.

In the event any provision of this Agreement is deemed to be void, invalid, or unenforceable, that provision shall be severed from the remainder of this Agreement so as not to cause the invalidity or unenforceability of the remainder of this Agreement. All remaining provisions of this Agreement shall then continue in full force and effect. If any provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope and breadth permitted by law.

4.	Modification.

Except as otherwise provided in this document, this agreement may be modified, superseded, or voided only upon the written and signed agreement of the Parties.  Further, the physical destruction or loss of this document shall not be construed as a modification or termination of the agreement contained herein.

5.	Exclusive Jurisdiction for Suit in Case of Breach.

The Parties, by entering into this agreement, submit to jurisdiction in State of New York for adjudication of any disputes and/or claims between the Parties under this agreement.

IN WITNESS WHEREOF and acknowledging acceptance and agreement of the foregoing, BORROWER and LENDER affix their signatures hereto.

LENDER: Beyebe AI Technology Inc

By:
An authorized party

BORROWER: Transit Pro Tech Inc

By:
An authorized party